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                                  EXHIBIT 5.6

             AMENDMENT NUMBER 1 TO INVESTMENT SUB-ADVISORY AGREEMENT


    The Investment Sub-Advisory Agreement between Hartford Investment Financial Services Company and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997 (the "Agreement") is hereby amended to include The Hartford MidCap Fund (the "Fund") as an additional Portfolio. All provisions in the Agreement shall apply to the Fund except that the management fee shall be as follows:

    A fee accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of the Fund:

    NET ASSET VALUE                  ANNUAL RATE
    First $50,000,000                0.40%
    Next $100,000,000                0.30%
    Next $350,000,000                0.25%
    Next $500,000,000                0.20%
    Amount Over $1 Billion           0.175%

    Wellington Management shall waive 100% of its fees until the assets of the Fund reach $100 million, and, thereafter, 50% of its fees until the assets reach $500 million, and, thereafter, 25% of its fees until the assets of the Fund reach $1 billion, exclusive of seed money.

    IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed on the ______________ day of ________________, 1997.


                             HARTFORD INVESTMENT
                             FINANCIAL SERVICES COMPANY

                             _____________________________
                             By:
                             Title:

                             WELLINGTON MANAGEMENT COMPANY, LLP

                             _____________________________
                             By:
                             Title: